Exhibit 99.2
   ALLIS-CHALMERS ENERGY INC.

Contact:	Victor M. Perez, CFO
Allis-Chalmers Energy
713-369-0550

Lisa Elliott, Sr. VP
DRG&E/ 713-529-6600
ALLIS-CHALMERS ENERGY COMPLETES
ACQUISITION OF SPECIALTY RENTAL TOOLS
HOUSTON, TEXAS, January 18, 2006 — Allis-Chalmers Energy Inc. (AMEX: ALY) today announced that it completed the purchase of Specialty Rental Tools, Inc. (Specialty), based in Lafayette, Louisiana. Since 1978, Specialty has developed a strong reputation and solid customer base by renting high quality drill pipe, heavy weight spiral drill pipe, tubing work strings, blow-out preventers, choke manifolds and various valves and handling tools for oil and natural gas drilling.
During the nine months ended September 30, 2005, Specialty generated aggregate revenues of $21.8 million and EBITDA of $16.2 million. EBITDA is a financial measure that is derived on the basis of methodologies other than in accordance with generally accepted accounting principles, or GAAP. Additional information and discussion regarding EBITDA is provided later in this release.
Micki Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer stated, “We are extremely excited that we have completed the acquisition of Specialty Rental Tools. It has an inventory of superior rental tools with a fair market value in excess of $100 million, which substantially increases the range and quality of rental tool products that Allis-Chalmers can offer its customers. Allis-Chalmers intends to deploy the Specialty Rental fleet across its 25 strategically situated operating locations in both the domestic US and Mexico markets, thereby increasing its exposure to the more than 300 independent and multinational exploration and production company customers that the Company currently serves. It is our intention to substantially increase capacity utilization of the Specialty Rental fleet and benefit from the very high EBITDA contribution that the incremental revenue dollar generates. Most importantly, we are very pleased that Joe Van Matre, the founder and sole shareholder of Specialty will be joining the Allis-Chalmers management team and contributing to the execution of all our growth strategies.”
On a pro forma basis after giving effect to the acquisition, for the nine months ended September 30, 2005, the Company’s rental tools segment would have constituted approximately 55.0% of its Adjusted EBITDA.

About Allis-Chalmers
Allis-Chalmers Energy Inc. provides a variety of products and services to the oil and natural gas industry. Through its subsidiaries, Allis-Chalmers is engaged in providing specialized equipment and operations to install casing and production tubing required to drill and complete oil and gas wells, directional and horizontal drilling services, the rental of heavy weight spiral drill pipe and related oilfield services, services to enhance production through the installation of small diameter coiled tubing and chemicals into producing oil and gas wells and air drilling services to natural gas exploration and development operators.
Forward- Looking Statements
This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934) regarding Allis-Chalmers’ business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.
Although forward-looking statements in this press release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which Allis-Chalmers operates, competition, obsolescence of products and services, Allis-Chalmers’ ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact Allis-Chalmers are set forth in Allis-Chalmers’ most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section) and Form 10-Q, and in Allis-Chalmers’ other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Allis-Chalmers undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.
ALLIS-CHALMERS ENERGY INC.
REGULATION G RECONCILIATION
Use of EBITDA & Regulation G Reconciliation
This press release contains references to EBITDA, a non-GAAP financial measure that complies with federal securities regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. We define EBITDA accordingly for the purposes of this press release. However, EBITDA, as used and defined by Allis-Chalmers, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Allis-Chalmers believes EBITDA is useful to an investor in evaluating its operating performance because:
• it is widely used by investors in the energy industry to measure a company’s operating performance without regard to the items excluded from EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;
• it helps investors to more meaningfully evaluate and compare the results of Allis-Chalmers’ operations from period to period by removing the effect of Allis-Chalmers’ capital structure and asset base from Allis-Chalmers’ operating results; and
• it is used by Allis-Chalmers’ management for various purposes, including as a measure of operating performance, in presentations to its board of directors, as a basis for strategic planning and forecasting, as a component for setting incentive compensation and to assess compliance in financial ratios, among others.
There are significant limitations to using EBITDA as a measure of performance, including the inability to analyze the effect of recurring and non-recurring items that are excluded from EBITDA and materially affect net income or loss, results of operations, and the lack of compatibility of the results of operations of different companies.
A reconciliation of this financial measure to net income, the most directly comparable GAAP financial measure, is provided in the table below.
Specialty Rental Tools
Reconciliation of EBITDA to GAAP Net Income
($ in millions)

For the nine months ended
September 30, 2005

EBITDA	$16.2
Depreciation and amortization	2.5

GAAP Income from operations	$13.7
Interest expense	0.2
Other income, net	(0.1)

Net income	$13.6